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                                                                     Exhibit 8.1


                    [LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.]






                                                              May 11, 1999


SCANA Corporation
1426 Main Street
Columbia, South Carolina  29201



     Re: AGREEMENT AND PLAN OF MERGER BY AND AMONG PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED ("PSNC"), SCANA CORPORATION ("SCANA"), NEW SUB I, INC. ("NSI") AND NEW SUB II, INC. ("NSII") WHOLLY OWNED SUBSIDIARIES OF SCANA DATED AS OF FEBRUARY 16, 1999 AND AMENDED AND RESTATED AS OF MAY 10, 1999 (THE "MERGER AGREEMENT")
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Ladies and Gentlemen:

     You have requested our opinion relating to certain federal income tax consequences arising out of the transactions described in the Merger Agreement. Capitalized terms used but not defined in this letter have the meaning given them in the Merger Agreement.

     Our conclusions are based upon the facts set forth in the Joint Proxy Statement/Prospectus of SCANA and PSNC dated May 11, 1999 (the "Joint Proxy Statement/Prospectus") included in the Registration Statement of SCANA on Form S-4 and accompanying exhibits dated May 11, 1999 (as amended, the "Registration Statement"). We have made no independent investigation with regard to the facts set forth in the Joint Proxy Statement/Prospectus and the Registration Statement. In rendering our opinion we have assumed, with your consent, that the preceding facts are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive

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rulings of the Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and in certain circumstances with retroactive effect.

     In connection with our opinion addressing the transactions contemplated by the Merger Agreement, we have assumed, with your consent, that all representations and facts set forth in the Merger Agreement are true, complete and accurate as of the date hereof and will be true, complete and accurate as of the Effective Time, and that the transactions described in the Merger Agreement (excluding the Alternative Second Merger described in Section 1.2 thereof) will be carried out in accordance with its terms. In addition, we have also assumed, with your consent, that neither SCANA nor any person related to SCANA within the meaning of Treasury Regulation Section 1.368-1(e)(3) will, in connection with the transactions contemplated by the Merger Agreement, redeem, reacquire or acquire, any of the SCANA Common Stock issued in the Second Merger either directly or through any transaction, agreement or arrangement with any person.

     Based upon and subject to the assumptions, representations and limitations described above, our examination of the Merger Agreement, the facts set forth in the Joint Proxy Statement/Prospectus and the Registration Statement and the relevant legal authorities, it is our opinion that the statements made under the caption "SUMMARY - U.S. Federal Income Tax Consequences" and "THE MERGER - Federal Income Tax Consequences FIRST MERGER" in the Proxy Statement/Prospectus, to the extent they constitute matters of law or legal conclusions, are correct in all material respects.

     If any fact, representation or assumption described above or contained in the Merger Agreement, the Joint Proxy Statement/ Prospectus or Registration Statement is not true, correct and complete, or in the event of a change in law after the date hereof adversely affecting the conclusions reached in this letter, our opinion shall be void and of no force or effect. You should be aware that although this letter represents our opinion concerning the matters specifically discussed, it is not binding on the courts or on any administrative agency, including the Service, and a court or agency may act or hold to the contrary. We undertake no obligation to update this letter or our opinion at any time after the Closing Date. Our opinion is provided to you as a legal opinion only, and not as a guaranty or warranty, and is limited to the specific transactions, documents and matters described above. We express no opinion as to the truth, accuracy or completeness of any facts set forth in the Joint Proxy Statement/Prospectus or the Registration Statement or any representation relied upon in rendering our opinion and no opinion may be implied or inferred beyond that which is expressly stated in this letter.

     Our opinion may not be relied upon by any person or entity other than you, and no person may be subrogated to any rights you have in connection with our opinion. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and the reference to the above mentioned opinion under "THE MERGER Federal Income Tax Consequences - THE MERGERS." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. Without our


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prior written consent, this opinion may not be furnished to any other person or entity and may not be quoted in whole or in part or otherwise referred to in (or be the basis for) any report or document furnished to any person or entity, except in connection with inspection of the addressee's files by internal company or governmental examiners or auditors.


                                     Very truly yours,



                                     /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.